Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Reports Second Fiscal Quarter Results

PAOLI, PA., April 25, 2018 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the second fiscal quarter ended March 31, 2018. Net income amounted to $2.0 million or $0.31 per fully diluted common share, for the quarter ended March 31, 2018, an increase of $0.8 million, or 72.5 percent, as compared with net income of $1.2 million, or $0.18 per fully diluted common share, for the quarter ended March 31, 2017.

For the six months ended March 31, 2018, net income amounted to $2.4 million, or $0.38 per fully diluted common share, compared with net income of $2.1 million, or $0.33 per fully diluted common share, for the six months ended March 31, 2017.

“We see this as a strong quarter with fundamental strength. Our results for the period reflected a set of positive factors, including strong loan growth, rebounding from the prior quarter, and strong forward momentum for continued loan growth, a widening of the net interest margin, despite a high liquidity pool, favorable credit results, and continued management of operating overhead” indicated Anthony C. Weagley, President and Chief Executive Officer.

Highlights for the quarter include:

●	Return on average assets (“ROAA”) was 0.77 percent for the three months ended March 31, 2018, compared to 0.51 percent for the three months ended March 31, 2017, and return on average equity (“ROAE”) was 7.71 percent for the three months ended March 31, 2018, compared with 4.77 percent for the three months ended March 31, 2017.

●	The Company originated $74.6 million in new loans in the second quarter of fiscal 2018, which was offset by $44.0 million in payoffs, prepayments and amortization from its portfolio, resulting in a net portfolio increase of $30.6 million over the first quarter of fiscal 2018. New loan originations in the second quarter of fiscal 2018 consisted of $6.6 million in residential mortgage loans, $62.4 million in commercial loans, $4.8 million in construction and development loans and $0.8 million in consumer loans.

●	Non-performing assets (“NPAs”) were 0.24 percent of total assets at March 31, 2018, compared to 0.18 percent at March 31, 2017 and 0.12 percent at September 30, 2017. The allowance for loan losses as a percentage of total non-performing loans was 325.2 percent at March 31, 2018, compared to 425.4 percent at March 31, 2017 and 694.1 percent at September 30, 2017.

●	The Company’s ratio of shareholders’ equity to total assets was 9.73 percent at March 31, 2018, compared to 10.25 percent at March 31, 2017, and 9.80 percent at September 30, 2017.

●	Book value per common share amounted to $16.03 at March 31, 2018, compared to $15.00 at March 31, 2017 and $15.60 at September 30, 2017.

●	The efficiency ratio, a non-GAAP measure, was 57.7 percent for the second quarter of fiscal 2018 on an annualized basis, compared to 57.4 percent in the second quarter of fiscal 2017 and 55.4 percent in the fourth quarter of fiscal 2017.

●	The Company’s balance sheet reflected total asset growth of $37.3 million at March 31, 2018, compared to September 30, 2017, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)
As of or for the quarter ended :	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Return on average assets	0.77%	0.15%	0.77%	0.70%	0.51%
Return on average equity	7.71%	1.55%	7.70%	6.90%	4.77%
Net interest margin (tax equivalent basis) (1)	2.58%	2.47%	2.76%	2.72%	2.75%
Loans / deposits ratio	102.38%	102.19%	106.55%	106.30%	107.80%
Shareholders’ equity / total assets	9.73%	9.76%	9.80%	9.93%	10.25%
Efficiency ratio (1)	57.65%	63.6%	55.4%	57.0%	57.4%
Book value per common share	$16.03	$15.70	$15.60	$15.28	$15.00

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

Net interest income on a fully tax-equivalent basis, a non-GAAP measure, was $6.6 million for the three months ended March 31, 2018, increasing $0.6 million, or 9.2 percent, from $6.0 million for the comparable three-month period in fiscal 2017. The change for the three months ended March 31, 2018 primarily was the result of an increase in the average balance of interest earning assets, which increased $143.8 million. For the quarter ended March 31, 2018, the Company’s net interest margin on a tax-equivalent basis, a non-GAAP measure, decreased to 2.58 percent as compared to 2.75 percent for the same three-month period in fiscal 2017.

For the three months ended March 31, 2018, total interest income on a fully tax-equivalent basis, a non-GAAP measure, increased $1.5 million, or 18.3 percent, to $9.7 million, compared to the three months ended March 31, 2017. Interest income rose in the quarter ended March 31, 2018, compared to the comparable period in fiscal 2017, primarily due to a $110.1 million increase in the average balance of our loans. Total interest expense increased by $0.9 million, or 43.6 percent, to $3.1 million, for the three months ended March 31, 2018, compared to the same period in fiscal 2017 due to the increase of $130.0 million in average funding sources.

The 43.6 percent increase in interest expense for the second quarter of fiscal 2018 as compared to the second quarter of fiscal 2017 was primarily due to an increase in deposits, as well as the interest expense associated with the Company’s subordinated debt. The average cost of funds was 1.39 percent for the quarter ended March 31, 2018 compared to 1.13 percent for the same three-month period in fiscal 2017 and, on a linked sequential quarter basis, increased two basis points compared to the first quarter of fiscal 2018. The increase in cost was primarily related to the increase in average volume, coupled with the increased expense related to the issuance of subordinated debt.

For the six months ended March 31, 2018, total interest income on a fully tax equivalent basis increased $3.9 million, or 25.2 percent, to $19.3 million, compared to $15.4 million for the six months ended March 31, 2017. Total interest expense increased by $2.2 million, or 54.7 percent, to $6.3 million, for the six months ended March 31, 2018, compared to the comparable period in fiscal 2017. Interest income rose for the six months ended March 31, 2018, compared to the comparable period in fiscal 2017 primarily due to a $160.9 million increase in average loan balances. Compared to the same period in fiscal 2017, for the six months ended March 31, 2018, average interest earning assets increased $189.5 million, the net interest spread decreased on an annualized tax-equivalent basis by twenty basis points and the net interest margin decreased on an annualized tax-equivalent basis by eighteen basis points.

Joseph Gangemi, Chief Financial Officer of Malvern Bancorp, Inc., added, “Despite our asset growth this period, we continue to maintain a high liquidity position, which has a dampening effect on our margin. While we anticipate robust growth in loans this year, we continue to replenish the liquidity pool at a commensurate rate, therefore the traction to increase margin has been more gradual.”

Earnings Summary for the Period Ended March 31, 2018

The following table presents condensed consolidated statements of income data for the periods indicated.

(dollars in thousands, except per share data)
For the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Net interest income	$6,568	$6,382	$6,707	$6,399	$5,991
Provision for loan losses	240	—	489	645	997
Net interest income after provision for loan losses	6,328	6,382	6,218	5,754	4,994
Other income	449	1,711	532	814	542
Other expense	4,105	4,471	3,813	3,986	3,778
Income before income tax expense	2,672	3,622	2,937	2,582	1,758
Income tax expense	654	3,219	982	863	588
Net income	$2,018	$403	$1,955	$1,719	$1,170
Earnings per common share
Basic	$0.31	$0.06	$0.30	$0.27	$0.18
Diluted	$0.31	$0.06	$0.30	$0.27	$0.18
Weighted average common shares outstanding:
Basic	6,448,691	6,445,264	6,441,731	6,443,515	6,427,309
Diluted	6,452,246	6,450,513	6,445,151	6,445,288	6,427,932

Other Income

Other income decreased $0.1 million, or 17.2 percent, for the second quarter of fiscal 2018 compared with the same period in fiscal 2017. The decrease in other income was primarily due to a decrease of $37,000 in service charges and other fees, a $58,000 decrease in net gains on sales of investment securities, a $4,000 decrease in net gains on sale of loans, and a $6,000 decrease in earnings on bank-owned insurance offset by an $12,000 increase in rental income.

For the six months ended March 31, 2018, total other income increased $1.2 million compared to the same period in fiscal 2017, primarily as a result of a $1.2 million net gain on the sale of real estate, an increase of $11,000 in service charges, a $23,000 increase in rental income, and an $18,000 increase in net gains on sale of loans offset by a $58,000 decrease in net gains on sales of investment securities and a $15,000 decrease in earnings on bank-owned insurance.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Service charges on deposit accounts	$237	$271	$262	$233	$274
Rental income – other	67	66	66	51	55
Net gains on sales of investments, net	—	—	31	374	58
Gain on sale of real estate, net	—	1,186	—	—	—
Gain on sale of loans, net	26	67	48	31	30
Bank-owned life insurance	119	121	125	125	125
Total other income	$449	$1,711	$532	$814	$542

Other Expense

Total other expense for the three months ended March 31, 2018, increased $0.3 million, or 8.7 percent, when compared to the quarter ended March 31, 2017. The increase primarily reflected increases in salaries and employee benefits of $0.2 million, a $0.1 million increase in occupancy expense, a $0.1 million increase in professional fees, and a $0.1 million increase in other operating expense. The increase was offset by a $16,000 decrease in the federal deposit insurance premium, a $35,000 decrease in advertising expense, and a $34,000 decrease in data processing expense. The increase in salaries and employee benefits primarily reflects higher compensation and related costs due to added staff to support overall franchise growth. The increase in occupancy expense was mainly due to expanded locations. Professional fees increased for the period as a result of expense related to increased legal and accounting fees.

For the six months ended March 31, 2018, total other expense increased $1.2 million, or 16.7 percent, compared to the same period in fiscal 2017. The increase primarily reflected increases in salaries and employee benefits of $0.5 million, a $0.1 million increase in occupancy expense, a $0.1 million increase in the federal deposit insurance premium, a $0.4 million increase in professional fees, and a $0.2 million increase in other operating expense. The increase was offset by a $0.1 million decrease in data processing expense and a $32,000 decrease in advertising expense.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Salaries and employee benefits	$2,001	$1,990	$1,725	$1,873	$1,804
Occupancy expense	586	562	543	533	514
Federal deposit insurance premium	75	76	71	78	91
Advertising	38	54	25	67	73
Data processing	267	278	285	308	301
Professional fees	450	788	473	621	399
Other operating expenses	688	723	691	506	596
Total other expense	$4,105	$4,471	$3,813	$3,986	$3,778

Statement of Condition Highlights at March 31, 2018

Highlights as of March 31, 2018, included:

●	Balance sheet strength, with total assets amounting to $1.1 billion at March 31, 2018, an increase of $37.3 million, or 3.6 percent, compared to September 30, 2017.

●	The Company’s gross loans were $845.2 million at March 31, 2018, an increase of $3.1 million, or 0.36 percent, from September 30, 2017.

●	Total investments were $77.4 million at March 31, 2018, an increase of $27.9 million, or 56.3 percent, compared to September 30, 2017.

●	Deposits totaled $825.6 million at March 31, 2018, an increase of $35.2 million, or 4.5 percent, compared to September 30, 2017.

●	Federal Home Loan Bank (FHLB) advances totaled $118.0 million at March 31, 2018 and at September 30, 2017.

●	Subordinated debt totaled $24.4 million and $24.3 million at March 31, 2018 and at September 30, 2017, respectively.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

(in thousands)
At quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Cash and due from depository institutions	$1,566	$1,636	$1,615	$1,622	$1,716
Interest bearing deposits in depository institutions	120,144	127,006	115,521	111,805	64,036
Investment securities, available for sale, at fair value	44,341	44,503	14,587	16,811	61,672
Investment securities held to maturity	33,052	33,893	34,915	36,027	37,060
Restricted stock, at cost	8,583	5,930	5,559	5,458	5,397
Loans receivable, net of allowance for loan losses	837,314	806,764	834,331	800,337	752,708
Accrued interest receivable	3,583	3,344	3,139	2,837	3,177
Property and equipment, net	7,357	7,374	7,507	7,182	6,896
Deferred income taxes	3,713	4,469	6,671	7,912	7,881
Bank-owned life insurance	19,163	19,045	18,923	18,798	18,673
Other assets	4,500	3,872	3,244	2,119	2,599
Total assets	$1,083,316	$1,057,836	$1,046,012	$1,010,908	$961,815
Deposits	$825,569	$797,099	$790,396	$759,679	$704,272
FHLB advances	118,000	118,000	118,000	118,000	118,000
Other short-term borrowings	2,500	5,000	5,000	—	10,000
Subordinated debt	24,382	24,342	24,303	24,263	25,000
Other liabilities	7,503	10,199	5,793	8,533	5,949
Shareholders’ equity	105,362	103,196	102,520	100,433	98,594
Total liabilities and shareholders’ equity	$1,083,316	$1,057,836	$1,046,012	$1,010,908	$961,815

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands)
At quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Demand:
Non-interest bearing	$38,444	$45,756	$42,121	$50,097	$45,303
Interest-bearing	190,602	161,278	155,579	105,439	102,525
Savings	44,716	41,631	44,526	43,709	43,913
Money market	293,813	293,674	276,404	274,018	251,671
Time	257,994	254,760	271,766	286,416	260,860
Total deposits	$825,569	$797,099	$790,396	$759,679	$704,272

Loans

Total net loans amounted to $837.3 million at March 31, 2018 compared to $834.3 million at September 30, 2017, for a net increase of $3.0 million or 0.36 percent for the period. The allowance for loan losses amounted to $8.5 million and $8.4 million at March 31, 2018 and September 30, 2017, respectively. Average loans during the second quarter of fiscal 2018 totaled $827.5 million as compared to $717.4 million during the second quarter of fiscal 2017, representing a 15.3 percent increase.

At the end of the second quarter of fiscal 2018 the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial real estate accounting for 52.8 percent and single-family residential real estate loans accounting for 21.8 percent of the loan portfolio. Construction and development loans amounted to 6.7 percent and consumer loans represented 4.5 percent of the loan portfolio at such date. Total gross loans increased $3.1 million, to $845.2 million at March 31, 2018 compared to $842.1 million at September 30, 2017. The increase in the loan portfolio at March 31, 2018 compared to September 30, 2017, primarily reflected an increase of $12.0 million in commercial loans, a $3.0 million increase in construction and development loans, a $8.2 million decrease in residential mortgage loans and a $3.7 million reduction in consumer loans at March 31, 2018 as compared to September 30, 2017.

For the quarter ended March 31, 2018, the Company originated new loan volume of $74.6 million, which was offset by loan payoffs of $14.5 million, prepayments totaling $16.0 million, and amortization of $13.5 million.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Residential mortgage	$184,318	$186,831	$192,500	$190,788	$192,775
Construction and Development:
Residential and commercial	35,213	34,627	35,622	36,530	46,721
Land	21,727	18,599	18,377	18,325	14,322
Total construction and development	56,940	53,226	53,999	54,855	61,043
Commercial:
Commercial real estate	445,995	427,610	437,760	424,732	383,170
Farmland	12,069	1,711	1,723	1,734	—
Multi-family	32,608	32,716	39,768	21,547	12,838
Other	75,368	71,933	74,837	71,248	63,551
Total commercial	566,040	533,970	554,088	519,261	459,559
Consumer:
Home equity lines of credit	15,538	16,811	16,509	17,602	19,214
Second mortgages	19,960	21,304	22,480	23,658	25,103
Other	2,404	2,435	2,570	1,403	1,512
Total consumer	37,902	40,550	41,559	42,663	45,829
Total loans	845,200	814,577	842,146	807,567	759,206
Deferred loan costs, net	580	624	590	687	683
Allowance for loan losses	(8,466)	(8,437)	(8,405)	(7,917)	(7,181)
Loans Receivable, net	$837,314	$806,764	$834,331	$800,337	$752,708

At March 31, 2018, the Company had $122.7 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. The Company’s current “Approved, Accepted but Unfunded” pipeline, includes approximately $54.0 million in commercial and construction loans and $15.7 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Mr. Weagley noted that “asset quality remained stable, and we are well positioned from an asset quality perspective, with continued improving trends and a low ratio of non-performing assets to total assets of 0.24 percent.”

Non-accrual loans were $2.1 million at March 31, 2018 an increase of $1.1 million or 105.1 percent, as compared to $1.0 million at September 30, 2017. Non-accrual loans were $1.6 million at March 31, 2017. Other real estate owned (“OREO”) remained at zero at March 31, 2018, September 30, 2017 and March 31, 2017. The increase in non-performing loans at March 31, 2018 compared to September 30, 2017 was primarily due to one legacy commercial loan, with an aggregate outstanding balance of approximately $0.6 million moving to non-accrual status. Total performing troubled debt restructured loans were $18.7 million at March 31, 2018, $2.2 million at September 30, 2017 and $1.6 million at March 31, 2017. The increase in troubled debt restructured loans at March 31, 2018 compared to September 30, 2017 was primarily due to two commercial loans with an aggregate outstanding balance of approximately $16.4 million.

At March 31, 2018, non-performing assets totaled $2.6 million, or 0.24 percent of total assets, as compared with $1.2 million, or 0.12 percent, at September 30, 2017 and $1.7 million, or 0.18 percent, at March 31, 2017. The portfolio of non-accrual loans at March 31, 2018 was comprised of thirteen residential real estate loans with an aggregate outstanding balance of approximately $1.1 million, one commercial real estate loan with an outstanding balance of $0.6 million, and fourteen consumer loans with an aggregate outstanding balance of approximately $0.4 million.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Non-accrual loans(1)	$2,129	$2,242	$1,038	$1,556	$1,566
Loans 90 days or more past due and still accruing	474	345	173	321	122
Total non-performing loans	2,603	2,587	1,211	1,877	1,688
Other real estate owned	—	—	—	—	—
Total non-performing assets	$2,603	$2,587	$1,211	$1,877	$1,688
Performing troubled debt restructured loans	$18,666	$2,222	$2,238	$1,603	$1,623

Non-performing assets / total assets	0.24%	0.24%	0.12%	0.19%	0.18%
Non-performing loans / total loans	0.31%	0.32%	0.14%	0.23%	0.22%
Net charge-offs (recoveries)	$212	$(32)	$1	$(91)	$(7)
Net charge-offs (recoveries) / average loans(2)	0.10%	(0.02)%	0.00%	(0.05)%	0.00%
Allowance for loan losses / total loans	1.00%	1.04%	1.00%	0.98%	0.95%
Allowance for loan losses / non-performing loans	325.2%	326.1%	694.1%	421.8%	425.4%

Total assets	$1,083,316	$1,057,836	$1,046,012	$1,010,908	$961,815
Total gross loans	845,200	814,577	842,146	807,567	759,206
Average loans	827,483	822,941	831,578	792,139	717,376
Allowance for loan losses	8,466	8,437	8,405	7,917	7,181

(1)	18 loans, totaling approximately $0.8 million or 38.8% of the total non-accrual loan balance, were making payments at March 31, 2018.

(2)	Annualized.

The allowance for loan losses at March 31, 2018 amounted to approximately $8.5 million, or 1.00 percent of total loans, compared to $8.4 million, or 1.00 percent of total loans, at September 30, 2017 and $7.2 million, or 0.95 percent of total loans, at March 31, 2017. The Company had a $0.2 million provision for loan losses during the quarter ended March 31, 2018 compared to $1.0 million for the quarter ended March 31, 2017.

Capital

At March 31, 2018, our total shareholders’ equity amounted to $105.4 million, or 9.73 percent of total assets, compared to $102.5 million at September 30, 2017. The Company’s book value per common share was $16.03 at March 31, 2018, compared to $15.60 at September 30, 2017.

At March 31, 2018, the Bank’s common equity tier 1 ratio was 15.20 percent, tier 1 leverage ratio was 11.96 percent, tier 1 risk-based capital ratio was 15.20 percent and the total risk-based capital ratio was 16.23 percent. At September 30, 2017, the Bank’s common equity tier 1 ratio was 14.75 percent, tier 1 leverage ratio was 12.02 percent, tier 1 risk-based capital ratio was 14.75 percent and the total risk-based capital ratio was 15.78 percent. At March 31, 2018, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Other income	$449	$1,711	$532	$814	$542
Less: Net investment securities gains and gains on sale of real estate	—	1,186	31	374	58
Other income, excluding net investment securities gains and gains on sale of real estate	$449	$525	$501	$440	$484

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Other expense	$4,105	$4,471	$3,813	$3,986	$3,778
Less: non-core items(1)	43	72	29	72	29
Other expense, excluding non-core items	$4,062	$4,399	$3,784	$3,914	$3,749
Net interest income (tax equivalent basis)	$6,597	$6,393	$6,729	$6,433	$6,043
Other income, excluding net investment securities gains and gains on sale of real estate	449	525	501	440	484
Total	$7,046	$6,918	$7,230	$6,873	$6,527

Efficiency ratio	57.7%	63.6%	52.3%	57.0%	57.4%

(1) Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Efficiency ratio on a GAAP basis	58.5%	55.2%	52.7%	55.3%	57.8%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective rate to reflect a change in the federal statutory rate from 35% to 21%, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 24.5% for the current period and 34% for each of the prior periods presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Net interest income (GAAP)	$6,568	$6,382	$6,707	$6,399	$5,991
Tax-equivalent adjustment(1)	29	11	22	34	52
TE net interest income	$6,597	$6,393	$6,729	$6,433	$6,043

Net interest income margin (GAAP)	2.57%	2.46%	2.75%	2.71%	2.72%
Tax-equivalent effect	0.01	0.01	0.00	0.01	0.03
Net interest margin (TE)	2.58%	2.47%	2.75%	2.72%	2.75%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

(in thousands)
For the quarter ended:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Investment securities	$77,961	$59,453	$50,899	$82,832	$102,090
Loans	827,483	822,941	832,205	792,139	717,376
Allowance for loan losses	(8,426)	(8,419)	(8,120)	(7,456)	(6,489)
All other assets	157,126	194,017	134,502	110,456	101,804
Total assets	1,054,144	1,067,992	1,009,486	977,971	$914,781
Non-interest bearing deposits	$40,034	$42,760	$45,969	$45,173	$38,565
Interest-bearing deposits	754,820	766,105	705,841	682,606	634,214
FHLB advances	118,000	118,000	118,000	118,000	118,000
Other short-term borrowings	4,945	5,000	6,033	220	5,389
Subordinated debt	24,360	24,322	24,282	24,992	14,722
Other liabilities	7,283	8,086	7,749	7,324	5,778
Shareholders’ equity	104,702	103,719	101,612	99,656	98,113
Total liabilities and shareholders’ equity	$1,054,144	$1,067,992	$1,009,486	$977,971	$914,781

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, a national bank that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also recently announced new representative offices in Palm Beach, Florida and Montchanin, Delaware. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Bel Rock Capital’s services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	March 31, 2018	September 30, 2017
(unaudited)

ASSETS
Cash and due from depository institutions	$1,566	$1,615
Interest bearing deposits in depository institutions	120,144	115,521
Total cash and cash equivalents	121,710	117,136
Investment securities available for sale, at fair value (amortized cost of $44.8 million and $14.9 million at March 31, 2018 and September 30, 2017, respectively)	44,341	14,587
Investment securities held to maturity (fair value of $32.1 million and $34.6 million at March 31, 2018 and September 30, 2017, respectively)	33,052	34,915
Restricted stock, at cost	8,583	5,559
Loans receivable, net of allowance for loan losses of $8,466 and $8,405, respectively	837,314	834,331
Accrued interest receivable	3,583	3,139
Property and equipment, net	7,357	7,507
Deferred income taxes, net	3,713	6,671
Bank-owned life insurance	19,163	18,923
Other assets	4,500	3,244
Total assets	$1,083,316	$1,046,012

LIABILITIES
Deposits:
Non-interest bearing	$38,444	$42,121
Interest-bearing	787,125	748,275
Total deposits	825,569	790,396
FHLB advances	118,000	118,000
Other short-term borrowings	2,500	5,000
Subordinated debt	24,382	24,303
Advances from borrowers for taxes and insurance	2,463	1,553
Accrued interest payable	713	694
Other liabilities	4,327	3,546
Total liabilities	977,954	943,492

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, issued and outstanding: 6,572,684 shares at March 31, 2018 and 6,572,684 shares at September 30, 2017	66	66
Additional paid in capital	60,886	60,736
Retained earnings	43,536	43,139
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,411)	(1,483)
Accumulated other comprehensive income	285	62
Total shareholders’ equity	105,362	102,520
Total liabilities and shareholders’ equity	$1,083,316	$1,046,012

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except for share data)	2018	2017	2018	2017
(unaudited)
Interest and Dividend Income
Loans, including fees	$8,740	$7,367	$17,441	$13,680
Investment securities, taxable	302	470	532	942
Investment securities, tax-exempt	65	159	130	322
Dividends, restricted stock	134	64	203	128
Interest-bearing cash accounts	463	115	909	208
Total Interest and Dividend Income	9,704	8,175	19,215	15,280
Interest Expense
Deposits	2,182	1,424	4,337	2,748
Short-term borrowings	22	11	41	11
Long-term borrowings	546	528	1,109	1,070
Subordinated debt	386	221	778	221
Total Interest Expense	3,136	2,184	6,265	4,050
Net interest income	6,568	5,991	12,950	11,230
Provision for Loan Losses	240	997	240	1,657
Net Interest Income after Provision for Loan Losses	6,328	4,994	12,710	9,573
Other Income
Service charges and other fees	237	274	508	497
Rental income-other	67	55	133	110
Net gains on sales of investments, net	—	58	—	58
Net gains on sale of real estate	—	—	1,186	—
Net gains on sale of loans, net	26	30	93	75
Earnings on bank-owned life insurance	119	125	240	255
Total Other Income	449	542	2,160	995
Other Expense
Salaries and employee benefits	2,001	1,804	3,991	3,516
Occupancy expense	586	514	1,148	1,008
Federal deposit insurance premium	75	91	151	95
Advertising	38	73	92	124
Data processing	267	301	545	603
Professional fees	450	399	1,238	800
Other operating expenses	688	596	1,411	1,202
Total Other Expense	4,105	3,778	8,576	7,348
Income before income tax expense	2,672	1,758	6,294	3,220
Income tax expense	654	588	3,873	1,077
Net Income	$2,018	$1,170	$2,421	$2,143

Earnings per common share
Basic	$0.31	$0.18	$0.38	$0.33
Diluted	$0.31	$0.18	$0.38	$0.33
Weighted Average Common Shares Outstanding
Basic	6,448,691	6,427,309	6,446,959	6,422,899
Diluted	6,452,246	6,427,932	6,427,932	6,423,269

MALVERN BANCORP, INC AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	3/31/2018	12/31/2017	3/31/2017
(unaudited)
Statements of Operations Data

Interest income	$9,704	$9,511	$8,175
Interest expense	3,136	3,129	2,184
Net interest income	6,568	6,382	5,991
Provision for loan losses	240	—	997
Net interest income after provision for loan losses	6,328	6,382	4,994
Other income	449	1,711	542
Other expense	4,105	4,471	3,778
Income before income tax expense	2,672	3,622	1,758
Income tax expense	654	3,219	588
Net income	$2,018	$403	$1,170
Earnings (per Common Share)
Basic	$0.31	$0.06	$0.18
Diluted	$0.31	$0.06	$0.18
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$44,341	$44,503	$61,672
Investment securities held to maturity (fair value of $32.1 million, $33.3 million, and $36.4 million)	33,052	33,893	37,060
Loans, net of allowance for loan losses	837,314	806,764	752,708
Total assets	1,083,316	1,057,836	961,815
Deposits	825,569	797,099	704,272
FHLB advances	118,000	118,000	118,000
Short-term borrowings	2,500	5,000	10,000
Subordinated debt	24,382	24,342	25,000
Shareholders’ equity	105,362	103,196	98,954
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,448,691	6,445,264	6,427,309
Diluted	6,452,246	6,450,513	6,427,932
Operating Ratios
Return on average assets	0.77%	0.15%	0.51%
Return on average equity	7.71%	1.55%	4.77%
Average equity / average assets	9.93%	9.71%	10.73%
Book value per common share (period-end)	$16.03	$15.70	$15.00
Non-Financial Information (Period-End)
Common shareholders of record	409	422	437
Full-time equivalent staff	86	85	81